UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/03/2010

MF Global Holdings Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33590

Delaware	98-0551260
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

717 Fifth Avenue
9th Floor
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 589-6200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2010, MF Global Holdings Ltd. (the "Company") and Messrs. Corzine, and MacDonald and Ms. Ferber, the Company's Chief Executive Officer, Chief Financial Officer and General Counsel, respectively, each agreed to amend their respective employment agreement with the Company. In each case, the amendment eliminated the gross-up payment provision in the event that excise taxes are imposed under Sections 280G and 4999 ("280G Excise Tax") of the Internal Revenue Code of 1986, as amended, following a change in control of the Company. Each employment agreement, as amended, now provides that, if any payments or benefits are subject to the 280G Excise Tax, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and paid the excise tax.
Messrs. Corzine and MacDonald and Ms. Ferber were the only executive officers of the Company entitled to such a gross-up.

Item 8.01.    Other Events

Furthermore, the Company has determined that it will not enter into any new or materially amended agreements with executive officers providing for 280G Excise Tax gross-up provisions with respect to payments contingent upon a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF Global Holdings Ltd.

Date: August 03, 2010	By:	/s/ J. Randy MacDonald
J. Randy MacDonald
Chief Financial Officer